                                                                     Exhibit 3.3

                              AMENDED AND RESTATED
                          AGREEMENT OF JOINT VENTURE OF
                        CIRCUS AND ELDORADO JOINT VENTURE

     This Amended and Restated Agreement (this "Agreement") of Joint Venture of Circus and Eldorado Joint Venture (the "Joint Venture") as originally executed as of March 1, 1994 (the "Original Agreement"), is amended and restated effective as of the 1st day of January, 2001, by and between ELDORADO LIMITED LIABILITY COMPANY ("E"), a Nevada limited liability company owned and controlled by ELDORADO RESORTS LLC, a Nevada limited liability company ("ERLLC"), and GALLEON, INC., a Nevada corporation ("C"), owned and controlled by MANDALAY RESORT GROUP, a Nevada corporation ("MRG"), pursuant to the provisions of the Nevada Uniform Partnership Act, on the following terms and conditions. This Agreement amends, restates and supercedes the Original Agreement in its entirety.

                                 R E C I T A L S
                                 - - - - - - - -

     1. Pursuant to the provisions of the Original Agreement, the Joint Venture has made various priority allocations and distributions to C through December 31, 2000;

     2. The Partners desire to resolve various ambiguities in the calculation of the priority allocations and distributions under the Original Agreement by fixing the relative Capital Accounts of the Partners as of January 1, 2001, and by eliminating such priority allocations and distributions as of January 1, 2001 (other than that certain distribution in the amount of $2,102,649 to be made to C before the execution of this Agreement, referred to herein as the "Remaining Priority Distribution").

     3. In addition, the Partners desire to effect certain changes in the management provisions of the Joint Venture, and certain other changes.

     THEREFORE, in consideration of the mutual covenants, agreements and promises made herein, the parties hereto agree as follows:

                                    Section 1

                                THE JOINT VENTURE
                                -----------------

1.1  Formation. The Joint Venture was formed as a Nevada general partnership
     ---------
between E and C ("Partners") effective as of March 1, 1994, pursuant to the provisions of the Nevada Uniform Partnership Act ("Act").

1.2  Name. The name of the Joint Venture is CIRCUS AND ELDORADO JOINT VENTURE
     ----
and all business of the Joint Venture shall be conducted in such name. The joint venture shall hold all of its property in the name of the Joint Venture and not in the name of any Partner.

1.3  Purpose.
     -------

      (a) The purpose of the Joint Venture is to own and operate the Silver Legacy Resort & Casino in Reno, Nevada (the "Casino").

      (b) The Joint Venture shall be a partnership only for the purpose specified in this Section 1.3. Except as otherwise provided in this Agreement, the Joint Venture shall not engage in any other activity or business and no Partner shall have any authority to hold himself out as the agent of the other Partner in any other business or activity.

1.4   Place of Business. The principal place of business of the Joint Venture
      -----------------
shall be at 407 North Virginia Street, Reno, Nevada or at such other place within Reno, Nevada, as may be determined by the Managing Partner.

1.5   Term. The term of the Joint Venture commenced on March 1, 1994 and shall
      ----
continue until the winding up and liquidation of the Joint Venture following a "Liquidating Event," as provided in Section 13 hereof.

1.6   Percentage Interest.  The Percentage Interest of each Partner shall be
      -------------------
fifty percent (50%).

1.7   Statutory Compliance. The Joint Venture shall exist under and be governed
      --------------------
by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Nevada including the Nevada Gaming Control Act embodied in Chapter 463 of the Nevada Revised Statutes and the regulations promulgated thereunder. The Partners shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. The Partners shall execute and file in the appropriate records any assumed or fictitious name certificates and other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Joint Venture.

1.8   Title to Property. All real and personal property owned by the Joint
      -----------------
Venture shall be owned by and in the name of the Joint Venture as an entity and no Partner shall have any ownership interest in such property in its individual name or right, and each Partner's interest in the Joint Venture shall be personal property for all purposes.

1.9   Payments of Individual Obligations. The Joint Venture's credit and assets
      ----------------------------------
shall be used solely for the benefit of the Joint Venture, and no asset of the Joint Venture shall be transferred or encumbered for or in payment of any separate obligation of a Partner.

1.10  Independent Activities.
      ----------------------

      (a) Each Partner shall be required to devote only such time to the affairs of the Joint Venture as such Partner determines in its sole discretion may be necessary to manage and operate the Joint Venture, and each Partner shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate. Nothing in this Agreement shall prevent either Partner from engaging in other business ventures of every nature, including, but not limited to, the ownership, management, improvement, development and operation of any other hotels and/or casinos wherever located, and this Agreement shall grant neither the

Joint Venture nor any Partner any right in any such independent venture or business or to the income and profits derived therefrom. Each Partner specifically acknowledges that the other Partner or an Affiliate of the other Partner is the owner and operator of a competing hotel casino adjacent to the Casino and connected to the Casino, and that this Agreement shall not be deemed or construed to prevent, hinder or inhibit in any way the present operation or future expansion of said properties.

      (b) As used in this Agreement, the term "Affiliate," when used with respect to any entity, shall mean any other entity directly or indirectly controlling, controlled by or under common control with such entity.

1.11  Expenses of Partners. Except as specifically provided in this Agreement,
      --------------------
no Partner shall be paid for services rendered to the Joint Venture by such Partner. However, each party shall be entitled to reimbursement from the Joint Venture for the actual out-of-pocket expenses reasonably incurred by such Partner in furtherance of the Joint Venture's business to the extent such expenses are contemplated by a budget approved by the Partners, upon the presentation of reasonable supporting documentation of the amount and purpose of such expense.

                                    Section 2

                              CAPITAL CONTRIBUTIONS
                              ---------------------

2.1   Capital Contributions. Each Partner has previously contributed or caused
      ---------------------
to be contributed to the Joint Venture in connection with its formation, as its Capital Contribution, cash and/or property in the amount of $51.9 million and its Partner's Capital Account has been credited accordingly. In addition, each Partner's Capital Account has been adjusted through the date hereof, as provided in Section 2.3. The Partners further agree as follows: (i) as of January 1, 2001, the Capital Accounts of the Partners have the balances set forth on Schedule A attached hereto, which amounts do not reflect the distribution of the
----------
Remaining Priority Distribution (but which do reflect the allocations pertaining thereto); (ii) this Agreement is intended to settle all disputes between the Partners concerning their relative Capital Accounts as of January 1, 2001, and it is intended that, following the distributions described in Section 4.3 and the distribution of the Remaining Priority Distribution, the Capital Account of E will exceed the Capital Account of C by $10,000,000; (iii) any accounting adjustments made with respect to periods prior to January 1, 2001, that would affect the Capital Accounts as of January 1, 2001, shall be allocated equally to C and E; and (iv) each Partner hereby releases any claim that it may have that the priority allocations or the priority distributions made under the Original Agreement with respect to periods prior to January 1, 2001, were incorrect and that therefore the difference between the Capital Accounts of the Partners as set forth on Exhibit A attached hereto should be altered or adjusted.
             ---------

2.2   No Further Capital Contributions. The Partners shall not be permitted or
      --------------------------------
required to contribute additional capital to the Joint Venture without the consent of both Partners, which consent may be given or withheld in each Partner's sole and absolute discretion.

2.3   Capital Accounts. An individual Capital Account shall be established and
      ----------------
maintained for each Partner. The Capital Account of each Partner shall be equal to the aggregate amount of cash contributed by such Partner to the Joint Venture, increased by (i) the fair market value of property contributed by such Partner to the Joint Venture, net of liabilities secured by such property that the Joint Venture assumes or takes the property subject to, (ii) the amount of any Joint Venture liabilities assumed by such Partner other than liabilities secured by property distributed to such Partner, (iii) such Partner's allocable share of Profits of the Joint Venture, (iv) any items in the nature of income and gain which are excluded from the definitions of Profits and Losses and allocated to such Partner and (v) any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv), and reduced by (i) such Partner's distributive share of Losses, (ii) the amount of any distributions of cash to such Partner, (iii) the amount of liabilities of such Partner assumed by the Joint Venture, (iv) the fair market value of property (net of liabilities to which such distributed property is subject) distributed to such Partner, (v) any items in the nature of deductions or losses which are excluded from the definitions of Profits and Losses and allocated to such Partner and (vi) any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv). The provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions.

2.4   Other Matters.
      -------------

      (a) Except as otherwise provided in this Agreement, no Partner shall demand or receive a return of his Capital Contributions or withdraw from the Joint Venture without the consent of all Partners. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash, except as may be specifically provided herein.

      (b) No Partner shall receive any interest, salary, or draws with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Joint Venture or otherwise in its capacity as Partner, except as otherwise provided in this Agreement.

      (c) Except as provided in Section 10, no Person shall be admitted to the Joint Venture as a Partner without the unanimous consent of the Partners.

      (d) The Managing Partner, on behalf of the Joint Venture, may contract with an Affiliate of the Managing Partner for the provision of accounting, bookkeeping, computer services and management information and similar central office services at a cost not to exceed the reasonable direct costs incurred by such Affiliate in providing such services.

                                    Section 3

                                   ALLOCATIONS
                                   -----------

3.1   Allocations of Profit and Loss. Items of income, gain, loss, deduction and
      ------------------------------
credit of the Joint Venture shall be allocated among the Partners in the manner specified in Section 12.3(f) and the Addendum hereto.

                                    Section 4

                                  DISTRIBUTIONS
                                  -------------

4.1   Net Cash From Operations. The term "Net Cash From Operations" for any
      ------------------------
period shall mean the gross cash proceeds received by the Joint Venture, less the following amounts: (i) cash operating expenses and payments of other expenses and obligations of the Joint Venture, including interest and scheduled principal payments on Joint Venture indebtedness, including indebtedness owed to the Partners, if any; (ii) all capital expenditures made by the Joint Venture, and (iii) such reasonable reserves as the Partners deem necessary in good faith and in the best interests of the Joint Venture to meet anticipated future obligations and liabilities of the Joint Venture (less any release of reserves previously established, as similarly determined). Subject to Sections 11.2(d) and 12.3(f) and to any contractual restrictions to which the Joint Venture is subject, and prior to the occurrence of a Liquidating Event, the Joint Venture shall make the following distributions:

           (a) The Managing Partner shall determine the estimated taxable income allocable to each Partner for the periods (each, an "Estimated Tax Period") beginning January 1 and ending March 31, May 31, August 31 and December 31 of each year, and not later than the fifteenth (15th) day of the following April, June, September and January, respectively, make the distributions described in this Section 4.1(a). To the extent of the sum of Net Cash from Operations for each Estimated Tax Period (reduced by any prior distributions pursuant to Section 4.1(a) with respect to such period) and available drawings under the Joint Venture's revolving credit line, the Joint Venture shall distribute to the Partners, in proportion to the Partners' Percentage Interests, an amount equal to the Tax Amount with respect to such Estimated Tax Period (as determined pursuant to Section 4.2 hereof).

           (b) As soon as practicable following the completion of each annual financial statement audit of the Joint Venture, the Net Cash From Operations for the year covered by such audit (reduced by any distributions pursuant to Section 4.1(a)) shall be distributed to the Partners in proportion to their Percentage Interests.

           (c) Nothing in this Section 4.1 shall be construed to limit the ability of the Joint Venture to distribute Net Cash From Operations in amounts or at times that differ from those set forth, provided that both Partners agree in writing to such distribution in advance thereof.

4.2   Tax Amount. The "Tax Amount" with respect to each Estimated Tax Period
      ----------
shall equal an amount necessary to cause the cumulative distributions by the Joint Venture with respect to the calendar year including such Estimated Tax Period (which for greater clarity, shall not include (i) distributions described in Section 4.1(b) made during such calendar year with respect to the prior calendar year; (ii) the Remaining Priority Distribution; and (iii) the distributions described in Section 4.3) to be no less than the result of the following calculation when performed with respect to whichever Partner produces the largest Tax Amount: (a) twice the product of (i) the net taxable income of the Joint Venture for that Estimated Tax Period allocable to such Partner (plus any net taxable income of the Joint Venture allocable to such Partner with respect to any prior year pursuant to an audit adjustment that becomes final during that Estimated Tax Period, without duplication of any amount included in the calculation of any Tax Shortfall with respect to such Estimated Tax Period) (taking capital losses for the year into account only to the extent of capital gains), multiplied by (ii) the Applicable Tax Rate for that period, plus (b) any Tax Shortfall from the immediately preceding calendar year (provided that there shall be no Tax Shortfall for any period prior to January 1, 2001). The "Applicable Tax Rate" for an Estimated Tax Period shall equal the greater of the maximum marginal federal income tax rate applicable to individuals for such period or the maximum marginal federal income tax rate applicable to corporations for such period; provided, however, that if the State of Nevada
                              --------  -------
enacts an income tax (including any franchise tax based on income), the Applicable Tax Rate for any Tax Amount subsequent to the effective date of such income tax shall be increased by the higher of the maximum marginal individual tax rate or corporate income tax rate imposed by such tax (after reduction for the federal tax benefit for the deduction of state taxes, using the maximum marginal federal individual or corporate rate, respectively). A "Tax Shortfall" with respect to a calendar year shall equal the excess, if any, of the aggregate of the Tax Amount with respect to that year over the distributions made pursuant to Section 4.1 with respect to that year.

4.3   Special Cash Distributions. Notwithstanding anything herein to the
      --------------------------
contrary, the Joint Venture shall make the following distributions within 3 business days following the execution of the Agreement:

      (a)   $20,000,000 shall be distributed to C; and

      (b)   $10,000,000 shall be distributed to E.


                                    Section 5

                                   MANAGEMENT
                                   ----------

5.1   Day-to-Day Management by Managing Partner. C shall be and hereby is
      -----------------------------------------
appointed the Managing Partner for the Joint Venture and is hereby charged with, and C hereby agrees to assume the responsibility and authority for, the prudent day-to-day management of the business affairs of the Joint Venture.

      Subject to the limitations and restrictions set forth in this Agreement and the Annual Business Plan, the Managing Partner may exercise the following specific rights and powers without any further consent of the other Partners being required:

      (a) Oversee and manage the day-to-day operations of the Casino and other Joint Venture business;

      (b) Direct and oversee the legal, architectural, engineering, construction and other work necessary for the care and improvement of the Casino and other Joint Venture business;

      (c) Prepare budgets and appropriate development schedules for the improvement and operation of the Casino;

      (d)   Implement decisions made by both Partners;

      (e) Utilize due diligence to operate, on behalf of and for the sole benefit of the Joint Venture, the Casino and such other business and activities which are customary and usual in connection with such operation;

      (f) Care for and distribute Joint Venture funds in accordance with the provisions of this Agreement;

      (g) Contract on behalf of the Joint Venture for the services of independent contractors such as lawyers and accountants;

      (h) Establish, maintain and supervise the deposit of monies or securities of the Joint Venture with federally insured banking institutions or other banking institutions as may be selected by the Managing Partner; the Managing Partner is authorized to sign on behalf of the Joint Venture on all accounts with such banking institutions;

      (i) Prepare and submit the Annual Business Plan for review and approval of the Executive Committee as provided herein (the Managing Partner shall provide the other Partner with an opportunity to provide its views on the Annual Business Plan, but the Managing Partner may in its sole and absolute discretion choose not to reflect such views in the Annual Business Plan);

      (j) Acquire by purchase, lease, or otherwise such personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Joint Venture consistent with the Annual Business Plan; and

      (k) Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the Casino, or in connection with managing the affairs of the Joint Venture, including, without limitation, adequate insurance as provided in the Annual Business Plan.

5.2   Annual Business Plan. No later than forty-five (45) days prior to the end
      --------------------
of the then current fiscal year, the Managing Partner shall cause to be prepared a business plan (the "Annual Business Plan") for the next fiscal year. The Annual Business Plan shall be subject to the review and approval of the Executive Committee. After approval of the Annual Business Plan, there shall be no material changes in the Annual Business Plan without the approval of the Executive Committee. The Annual Business Plan shall include, but not be limited to, the following:

      (a) A narrative description of any activities proposed to be undertaken including the physical development of the Casino;

      (b) A projected annual income statement (accrual basis) on a monthly basis for the upcoming fiscal year;

      (c)   A projected balance sheet as of the end of the upcoming fiscal year;

      (d) A capital budget and an operating budget for the Casino by department, including the establishment and amount of working capital, capital improvement, and contingency reserves;

      (e) A schedule of projected operating cash flow, including itemized operating revenues, Casino costs, expenses, and a schedule of projected operating deficits, if any, on a monthly basis;

      (f) A marketing plan indicating the nature, type and timing of advertising, public relations, complimentaries, and promotions (e.g., print, television, food/beverage, billboard, signage, and other media), contemplated distribution and amounts payable to contractors;

      (g) An operating plan, including executive and other key employee and department staffing needs;

      (h)   An entertainment plan and budget;

      (i)   Proposed personal property acquisitions; and

      (j) Anticipated insurance needs of the Joint Venture, including comprehensive, general liability, casualty, fire and extended coverage, workers' compensation, fidelity insurance protecting against employee loss or theft and business interruption insurance in an amount agreed to by all Partners, together with assurance that each Partner is named as an additional insured on the Joint Venture insurance policies.

5.3   Restrictions on the Partners.  The following shall require the unanimous
      ----------------------------
approval of all Partners:

      (a)   The admission of an additional Partner;

      (b)   The purchase of additional real property;

      (c) Any other transaction which is unrelated to the purposes of the Joint Venture;

      (d) Except as otherwise provided herein, incurring any indebtedness that encumbers the real property of the Casino;

      (e) Sales or other dispositions of all or substantially all of the assets of the Joint Venture;

      (f) Capital improvements in the aggregate in excess of $250,000, not included in the approved Annual Business Plan;

      (g) Refinancing existing indebtedness, or the incurrence of any indebtedness in excess of $250,000 other than in the ordinary course of business of the Joint Venture;

      (h) Any obligation, contract, agreement, or commitment of any type whatsoever with a Partner or an Affiliate of a Partner, other than those specifically described in this Agreement;

      (i) Except as provided in Section 10, the sale, assignment, pledge, mortgage, encumbrance or disposal of all or any portion of such Partner's interest in the Joint Venture; except as specifically provided herein, nothing herein shall prohibit or limit a Partner's right to assign or pledge its proceeds from the Joint Venture;

      (j) The assignment, pledge or transfer of any debt in excess of $250,000 due the Joint Venture or the release of any such debt, except on payment in full, other than in the ordinary course of the business of the Joint Venture;

      (k) The compromise of any claim due to the Joint Venture in excess of $250,000 or submission to arbitration of any dispute or controversy involving the Joint Venture, other than in the ordinary course of the business of the Joint Venture;

      (l) Transfer or conveyance of the Casino, or the grant of easements or other property rights relating to the Casino; and

      (m) Cancellation of any insurance as set forth in the approved Annual Business Plan.

5.4   Replacement of Managing Partner. (a) Except as provided herein, the
      -------------------------------
Managing Partner may only be changed by the unanimous agreement of all Partners. If the actual net operating results of the business of the Joint Venture for any four (4) consecutive quarters are less than eighty percent (80%) of the projected amount as set forth in the Annual Business Plan, after appropriate adjustments for factors affecting similar business in the vicinity of the Casino, then the other Partner may require the Managing Partner to resign.

      (b) In the event that there is any dispute with respect to whether the Managing Partner has performed in accordance with the standards set forth in this Section 5.4, such dispute shall be submitted to the CPA firm of Andersen (or such other nationally recognized accounting firm as is mutually agreeable to the Partners) (the "Accountant") for resolution. The Accountant shall consider the positions of both Partners and shall render a decision with respect to the performance of the Managing Partner, which decision shall be final and binding on the Partners.

      (c) The Managing Partner reserves the right to resign as the Managing Partner. In the event that the Managing Partner resigns, the other Partner will have the right and option to become the Managing Partner of the Joint Venture and assume all the obligations of the Managing Partner as required by this Agreement. In the event that the other Partner does not exercise its option to become the Managing Partner, then the Partners shall attempt to appoint a third party ("Manager") to manage the day-to-day business affairs of the Joint Venture. In the event that the Partners are unable to agree on the Manager, then the Joint Venture shall be dissolved and liquidated in accordance with the provisions of Section 13, with the last active Managing Partner being responsible for the dissolution and liquidation as provided in Section 13.

5.5   Implementation of Annual Business Plan. The Managing Partner shall use due
      --------------------------------------
diligence to implement the Annual Business Plan. The Joint Venture will be conducted consistent with prudent business practices, with the objective of maximizing the profits of the Joint Venture, and each Partner will use due diligence to achieve that objective. The Managing Partner shall promptly notify the other Partner of any transaction, notice, event or proposal relating to the management and operation of the Casino which could significantly affect, either adversely or favorably, the Casino or the Joint Venture or otherwise cause a significant deviation from the Annual Business Plan.

5.6   Executive Committee. There shall be established an Executive Committee.
      -------------------
The Executive Committee shall consult with, review, monitor and oversee the performance of the management of the Casino.

5.7   Membership; Voting Executive Committee.
      --------------------------------------

      (a)   Membership. The Executive Committee shall consist of five (5)
            ----------
members, with three (3) members appointed by the Managing Partner and two (2) members appointed by the other Partner. In the event that neither of the Partners is the Managing Partner, then the Executive Committee shall consist of five (5) members, with two (2) members appointed by each party, and the Manager appointed pursuant to Section 5.4 shall be the fifth member of the Executive Committee. Each Partner may, at any time, appoint alternate members to the Executive Committee and such alternates will have all the powers of a regular committee member in the absence or inability of a regular committee member to serve. The current members of the Executive Committee are Stephen J. Greathouse, Thomas D. Robinson, Yvette E. Landau, Robert M. Jones and Gene Carano. Each Partner shall notify the other Partner in writing of its appointments to the Executive Committee within ten (10) business days of such appointment.

      (b)   Voting. Except as provided below in subsections (c) and (d) of this
            ------
Section 5.7, each member of the Executive Committee shall have one vote on any decision of the Executive Committee. A member of the Executive Committee may give his written proxy to another member of the Executive Committee to vote on his behalf in his absence. All actions of the Executive Committee must be approved by a majority of all of the members of the Executive Committee, who may be present or voting by proxy.

      (c)   Special Voting Rules for the Annual Business Plan. In voting to
            -------------------------------------------------
approve the Annual Business Plan as provided in Section 5.9 (a), below, the members of the Executive Committee appointed by the Managing Partner shall have two (2) votes and the members of the Executive Committee appointed by the other Partner shall have two (2) votes (and the Manager appointed pursuant to Section 5.4, if any, shall not have any vote). The Managing Partner shall designate which two of the three members of the Executive

Committee appointed by the Managing Partner are to exercise the two (2) votes, and such designation shall be recorded in the minutes of the Executive Committee. If the Executive Committee is deadlocked in deciding whether to approve the Annual Business Plan, then the meeting may be adjourned to another meeting date. If the Executive Committee remains deadlocked on such matters until the end of the second month of the fiscal year described in the Annual Business Plan, then either Partner may by written notice to the Company and the other Partner cause the approval of the Annual Business Plan to be submitted to the Accountant for resolution. The Accountant shall consider the positions of the members of the Executive Committee and the Partners, and shall decide whether to approve the Annual Business Plan, or to modify the Annual Business Plan and approve it with such modifications. The decision of the Accountant on these matters shall have the same effect as the approval of the Annual Business Plan by the Executive Committee, and that decision shall be final and binding on the Executive Committee and the Partners.

     (d)  Special Voting Rules for the Appointment and Compensation of the
          ----------------------------------------------------------------
General Manager. In voting to approve the appointment of the General Manager and
---------------
the determination of the compensation of the General Manager, as provided in
Section 5.9 (g), below, the members of the Executive Committee appointed by the Managing Partner shall have two (2) votes and the members of the Executive Committee appointed by the other Partner shall have two (2) votes (and the Manager appointed pursuant to Section 5.4, if any, shall not have any vote). The Managing Partner shall designate which two of the three members of the Executive Committee appointed by the Managing Partner are to exercise the two (2) votes, and such designation shall be recorded in the minutes of the Executive Committee. If the Executive Committee is deadlocked in deciding whether to approve the appointment of the General Manager or the determination of the compensation of the General Manager, then the meeting may be adjourned to another meeting date. If the Executive Committee remains deadlocked on the appointment of the General Manager for a period of one (1) month following the effective date of the resignation or removal of the previous the General Manager, then the Executive Committee shall assume the duties of the General Manager until such time as the Executive Committee can reach a decision on the appointment and compensation of a General Manager. In exercising the duties of the General Manager, the Executive Committee shall act and vote pursuant to the procedures and rules described in this Subsection 5.7(d) for approving the appointment of the General Manager. If the Executive Committee remains deadlocked on the determination of the compensation of the General Manager for a period of one (1) month following the first meeting on the proposed compensation, then either Partner may by written notice to the Company and the other Partner cause the determination of such compensation to be submitted to the Accountant for resolution. The Accountant shall consider the positions of the members of the Executive Committee, and shall adopt a compensation arrangement consistent with the position advocated by at least one member of the Executive Committee. The decision of the Accountant on these matters shall be final and binding on the Executive Committee and the Partners.

5.8  Meetings of the Executive Committee; Time and Place. Regular meetings of
     ---------------------------------------------------
the Executive Committee shall be held quarterly at such time and at such place as the Executive Committee shall determine. At such regular meetings, the Managing Partner's representatives and the General Manager shall report on the financial performance and condition of the Joint Venture on a year-to-date basis (including cash flows, reserves, outstanding loans, and compliance efforts), give progress reports on capital projects, compliance with the Annual Business Plan, material contracts entered into, material litigation, marketing efforts and such other matters relevant to the operation of the Joint Venture. The Executive Committee may make use of telephones and other electronic devices to hold meetings, provided that each member of the Executive Committee must simultaneously participate with all of the other members of the Executive Committee with respect to all discussions and votes of the Executive Committee. The Executive Committee may act without a meeting if the action taken is reduced to writing (either prior to or thereafter) and approved by members of the Executive Committee in accordance with the voting provisions of this Agreement. Written minutes shall be taken at each meeting of the Executive Committee. Any Partner may call for a special meeting of the Executive Committee by giving three (3) days prior written notice to all members of the Executive Committee.

5.9   Duties of the Executive Committee. Subject to the unanimous approval
      ---------------------------------
requirements of Section 5.3, the duties of the Executive Committee shall include, but not be limited to, the following:

      (a) Reviewing, adjusting, approving, developing, and supervising the Annual Business Plan;

      (b) Reviewing and approving the terms of any loans made to the Joint Venture;

      (c) Determining, except as otherwise provided in this Agreement, the capital requirements of the Joint Venture;

      (d) Appointment of a firm of independent certified public accountants to perform an annual audit and issue an opinion letter with respect to the financial statements of the Joint Venture;

      (e) Appointment of those individuals who will have the authority to open and draw checks on bank accounts in the name of the Joint Venture, or endorse checks for deposit to such accounts;

      (f) Approving all material purchases, sales, leases or other dispositions of Joint Venture property, other than in the ordinary course of business; and

      (g) Approving of the appointment of the General Manager, who shall be the Chief Executive Officer of the Joint Venture, and the Controller, who shall be the Chief Financial Officer and Accounting Officer of the Joint Venture, and determining the compensation of the General Manager and the Controller.

5.10  General Manager.
      ---------------

      (a) The Managing Partner shall appoint the General Manager (subject to subsection (d) of Section 5.7, above) and other principal senior management of the Joint Venture and the Casino, who shall serve at the direction and pleasure of the Managing Partner (subject to subsection (c) of this Section 5.10). The General Manager and other principal senior officers shall perform those functions, duties, and responsibilities as the Managing Partner may assign.

     (b) The General Manager shall consult with the Managing Partner on a weekly basis and review results of operations and proposals for future operations.

     (c) Either Partner may cause the Company to terminate the General Manager, which right may be exercised by providing to the Company and the other Partner thirty (30) days written notice of such decision. Such notice period shall not create any rights in the General Manager, and may be waived by the Company and the other Partner without the agreement of the General Manager.

                                    Section 6

                           INDEMNIFICATION OF PARTNERS
                           ---------------------------

     6.1  General. The Joint Venture shall indemnify, save harmless, and pay all
          -------
judgments and claims of third parties against each Partner or any officer, shareholder, member, partner, or director of such Partner and members of the Executive Committee relating to any liability or damage, including attorneys' fees to be paid as incurred, arising by reason of any act performed or omitted to be performed by such Partner, officer, shareholder, member, partner, director or member of the Executive Committee in connection with the business of the Joint Venture, except for any conduct of a Partner that constitutes fraud, bad faith or breach of fiduciary duty.

6.2  Joint Venture Expenses.
     ----------------------

     (a) The Joint Venture shall indemnify, hold harmless, and pay all expenses, costs, or liabilities of any Partner who for the benefit of the Joint Venture makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Joint Venture in accordance with this Agreement and who suffers any financial loss as the result of such action.

     (b) Notwithstanding anything to the contrary in any of Sections 6.1 and 6.2, in the event that any provision in any of such Sections is determined to be invalid in whole or in part, such Section shall be enforced to the maximum extent permitted by law.

                                    Section 7

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

7.1  Representations and Warranties.  Each Partner hereby represents and
     ------------------------------
warrants that:

     (a) If such Partner is a corporation, limited liability company, or a partnership, it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, company, statutory, or partnership power and authority to own its property and carry own its business as owned and carried on at the date hereof and as contemplated hereby.

     (b) Such Partner has the individual, corporate, company, statutory, or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such partner is a corporation, limited liability company, or partnership, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, company, statutory, or partnership action.

     (c) This Agreement constitutes the legal, valid, and binding obligation of such Partner, and is enforceable in accordance with its terms and does not violate the terms and conditions of any law, regulation, order or award of any court of governmental agency or otherwise violate or result in a breach or default of the terms and conditions of any mortgage, agreement or other written document by which a Partner may be bound.

                                    Section 8

                          ACCOUNTING, BOOKS AND RECORDS
                          -----------------------------

8.1  Accounting, Books and Records. The Joint Venture shall maintain at its
     -----------------------------
principal place of business separate books of account for the Joint Venture which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the operation of the Joint Venture business in accordance with generally accepted accounting principles and casino industry guidelines consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement. The Joint Venture shall use the accrual method of accounting in preparation of its annual reports and for tax purposes and shall keep its books accordingly. The Joint Venture's books and records shall be independently audited annually at the Joint Venture's expense. Each Partner shall, at its sole expense, have the right, without notice to any other Partner, to examine, copy, and audit the Joint Venture's books and records during normal business hours.

8.2  Reports.
     -------

     (a)  In General. The Managing Partner shall cause the General Manager and
          ----------
the Controller to be responsible for the preparation of financial reports of the Joint Venture and the coordination of financial matters of the Joint Venture with the Joint Venture's accountants.

     (b)  Reports. Within ninety (90) days after the end of each fiscal year and
          -------
within forty-five (45) days after the end of any fiscal quarter, and within twenty (20) days after the end of any calendar month, the Managing Partner shall cause each Partner to be furnished with a copy of the balance sheet of the Joint Venture as of the last day of the applicable period, a statement of income or loss for the Joint Venture for such period, and a statement of the Joint Venture's cash flow for such period. The Managing Partner shall determine the fiscal year of the Joint Venture for financial reporting requirements and for federal income tax purposes. Annual statements shall also include a statement of the Partners' Capital

Accounts and changes therein for such fiscal year. Annual statements shall be examined by the Joint Venture's independent accountants.

8.3   Tax Returns; Information. The Managing Partner shall cause the Joint
      ------------------------
Venture's accountants to prepare all income and other tax returns of the Joint Venture and shall cause the same to be filed in a timely manner. The Managing Partner shall furnish to each Partner a copy of each such return, together with any schedules or other information which each Partner may require in connection with such Partner's own tax affairs.

8.4   Tax Matters Partner. The Managing Partner is specially authorized to act
      -------------------
as the "Tax Matters Partner" under the Code and any state or local law. If an agreement, settlement or compromise regarding any tax matter could materially and adversely affect a Partner, the Tax Matters Partner shall not enter into such agreement or settle or compromise such tax matter without the prior written consent of the affected Partner, which consent shall not be unreasonably withheld.

                                    Section 9

                                   AMENDMENTS
                                   ----------

9.1   Amendments. This Agreement may only be amended by the consent and approval
      ----------
of both Partners. Any such amendment shall be in writing and executed by both Partners.

                                   Section 10

                             TRANSFERS OF INTERESTS
                             ----------------------

10.1  Restrictions on Transfers. Except as expressly permitted by this
      -------------------------
Agreement, no Partner shall transfer all or any portion of its interest in the Joint Venture or any rights therein without the unanimous consent of the Partners. Any transfer or attempted transfer by any Partner in violation of the preceding sentence shall be null and void and of no force or effect whatever. The Partners acknowledge and agree that they are relying on the experience, expertise, reputation and financial condition of the other Partner in entering into this Agreement and that the nature of the relationship between the parties is personal. Each Partner hereby acknowledges the reasonableness of the restrictions on transfers imposed by this Agreement in view of the Joint Venture purposes and the relationship of the Partners. Accordingly, the restrictions on transfers contained herein shall be specifically enforceable. Each Partner hereby further agrees to hold the Joint Venture and each Partner (and each Partner's successors and assigns) wholly and completely harmless from any cost, liability, or damage (including, without limitation, liabilities for income taxes and costs of enforcing this indemnity) incurred by any of such indemnified Partners as a result of a transfer or an attempted transfer in violation of this Agreement.

10.2  Permitted Transfers.
      -------------------

      (a)  General. A Partner shall be entitled to transfer or convey all or any
           -------
portion of its interest in this Joint Venture to any of the following persons or entities ("Permitted Transferee"):

          (i) An Affiliate of such Partner, subject to the provisions of Paragraph 10.3;

          (ii) Members of the Partner's family, which includes the Partner's spouse, natural or adoptive lineal descendants, and trusts for their benefit;

          (iii)  Any other Partner;

          (iv) A personal representative of such Partner, which includes any person or entity who succeeds to the Partner's estate as a result of the Partner's death, legal incompetence or bankruptcy; and

          (v) Any person or entity approved by the unanimous consent of the Partners.

      (b) Admission of Permitted Transferee as a Partner. A Permitted Transferee
          ----------------------------------------------
of an interest in the Joint Venture shall be admitted as a Partner in the Joint Venture only upon the unanimous consent of the Partners, and only after executing this Agreement and assuming the obligations of the transferring Partner hereunder with respect to the interest so transferred. The rights of a Permitted Transferee who is not admitted as a Partner shall be limited to the right to receive allocations and distributions from the Joint Venture with respect to the interest transferred, as provided by this Agreement. A Permitted Transferee that is not admitted as a Partner shall not be a partner with respect to such interest and, without limiting the foregoing, shall not have the right to inspect the Joint Venture's books, act for or bind the Joint Venture, or otherwise interfere in its operations.

      (c) Effect of Permitted Transfer on Joint Venture. The Partners intend
          ---------------------------------------------
that the Permitted Transfer of an interest in the Joint Venture shall not cause the dissolution of the Joint Venture under the Act; however, if determined by a court of competent jurisdiction that a dissolution has occurred, the Partners shall continue to hold the Joint Venture's assets and operate its business in Joint Venture form under this Agreement as if no such dissolution has occurred.

      (d) Notice and Costs of Transfer. In the event of any Permitted Transfer,
          ----------------------------
the Partner making the transfer shall notify the other Partner of the transfer and shall furnish the Joint Venture with the Permitted Transferee's tax identification number and sufficient information to determine the Permitted Transferee's interest and tax basis in the Joint Venture and any other information reasonably necessary to permit the Joint Venture to file all required federal and state tax returns. The Partner making a transfer permitted hereunder of all or a portion of his Joint Venture interest shall pay all costs and expenses incurred by the Joint Venture in connection with such transfer.

10.3  Limitation on Ownership of Partners.
      -----------------------------------

      (a) Unless otherwise agreed by C, Donald L. Carano or one or more members of his immediate family acceptable to C, which acceptance will not be unreasonably withheld, or one or more Affiliates controlled by (i) Donald L. Carano, or (ii) one or more members of his immediate family acceptable to C, which acceptance will not be unreasonably withheld, shall be the manager of and shall control E (and any Permitted Transferee to which E has transferred all or any portion of its interest in the Joint Venture, or any subsequent Permitted Transferee or such interest). Nothing herein shall prohibit, restrict or otherwise limit an Affiliate's right and ability to become a publicly traded entity so long as the above restriction on control of E is met.

      (b) Unless otherwise agreed by E, which shall not be unreasonably withheld, C (and any Permitted Transferee to which C has transferred all or any portion of its interest in the Joint Venture, or any subsequent Permitted Transferee or such interest) shall be controlled by MRG.

      (c) In the event that the provisions of this Section 10.3 are breached, the Non-Defaulting Partner shall have the right (but shall not be required) to exercise the Buy-Sell provisions of Sections 12.2 and 12.3.

                                   Section 11

                   WITHDRAWALS; ACTION FOR PARTITION; BREACHES
                   -------------------------------------------

11.1  Waiver of Partition and Covenant Not to Withdraw. Each Partner hereby
      ------------------------------------------------
covenants and agrees that the Partners have entered into this Agreement based on their mutual expectation that both Partners will continue as Partners and carry out the duties and obligations undertaken by them hereunder and that, except as otherwise expressly required or permitted hereby, each Partner hereby covenants and agrees not to (a) take any action to require partition or to compel any sale with respect to its Joint Venture interest, (b) take any action to file a certificate of dissolution or its equivalent with respect to itself, (c) take any action that would cause a bankruptcy of such Partner, (d) withdraw or attempt to withdraw from the Joint Venture, (e) exercise any power under the Act to dissolve the Joint Venture, (f) transfer all or any portion of its interest in the Joint Venture (other than as permitted hereunder), (g) petition for judicial dissolution of the Joint Venture, or (h) demand a return of such Partner's contributions or profits (or a bond or other security for the return of such contributions or profits) without the unanimous consent of the Partners.

11.2  Consequences of Violation of Covenants. If a Partner (a "Breaching
      --------------------------------------
Partner") attempts to (i) cause a partition or (ii) withdraw from the Joint Venture or dissolve the Joint Venture or otherwise take any action in breach of
Section 11.1 hereof, the Joint Venture shall continue and such Breaching Partner shall be subject to this Section 11.2. In such event, the following shall occur:

      (a) The Breaching Partner shall immediately cease to have the authority to act as a Partner and shall have no further power to act for or bind the Joint Venture (including as Managing Partner);

      (b) The other Partner shall have the right (but shall not be obligated unless it was so obligated prior to such breach) to manage all of the affairs of the Joint Venture';

     (c) The Breaching Partner shall be liable in damages, without requirement of a prior accounting, to the Joint Venture for all costs and liabilities that the Joint Venture or any Partner may incur as a result of such breach;

     (d) Distributions to the Breaching Partner shall be reduced to seventy-five percent (75%) of the distributions otherwise payable to the Breaching Partner. The Joint Venture may apply any distributions otherwise payable to the Breaching Partner to satisfy any claims it may have against the Breaching Partner and the balance shall be distributed to the other Partners.

     (e) The Breaching Partner shall continue to be liable to the Joint Venture for any obligations of the Joint Venture pursuant to this Agreement, and to be jointly and severally liable with the other Partners for any debts and liabilities (whether actual or contingent, known or unknown) of the Joint Venture existing at the time the Breaching Partner withdraws or dissolves.

                                   Section 12

                                    BUY-SELL
                                    --------

12.1 Conditions Precedent to Buy-Sell. The Buy-Sell provisions of this Agreement
     --------------------------------
may not be instituted by any Partner until each of the following events or conditions have taken place:

     (a) Except as otherwise provided in this Agreement, on or after July 1, 2005; and

     (b) Such Partner is not in default of any of the provisions of this Agreement.

12.2 Exercise of Right to Buy or Sell. At any time after the occurrence of the
     --------------------------------
conditions precedent set forth in Paragraph 12.1, either Partner may make an offer to purchase ("Offer") the interest of the other Partner. The Offer shall be in writing and shall set forth a statement of the aggregate dollar amount (the "Specified Valuation Amount") which the offering Partner is willing to pay for all of the assets of the Joint Venture, free and clear of all monetary liabilities and obligations (other than non-delinquent property taxes and assessments secured by liens on the Joint Venture property) relating thereto. The Offer shall constitute an irrevocable offer by the Partner giving the Offer either to (i) purchase all, but not less than all, of the interest of the Joint Venture of the other Partner free of liens and encumbrances for an amount equal to the amount the other Partner would be entitled to receive if the Joint Venture sold all of its assets and business for the Specified Valuation Amount on the date of such notice and immediately thereafter the Joint Venture paid all monetary liabilities and monetary obligations of the Joint Venture, deducted customary closing costs that would be associated with a third-party sale, allocated all income, gain, loss, credit or other items therefrom in accordance with this Agreement, and distributed the net proceeds to each Partner in liquidation of the Joint Venture pursuant to Section 13.2(c) hereof (the "Sales Price"), or (ii) sell all, but not less than all, of its interest in the Joint Venture free of liens and encumbrances to the other Partner for an amount equal to the amount the offering Partner would be entitled to receive if the Joint Venture sold all of its assets and business for the Specified Valuation Amount on the date of such notice and immediately thereafter the Joint Venture paid all monetary liabilities and monetary obligations of the Joint Venture, deducted customary closing costs that would be associated with a third party sale, allocated all income, gain, loss, credit or other items therefrom in accordance with this Agreement, and distributed the net proceeds to each Partner in liquidation of the Joint Venture pursuant to Section 13.2(c) hereof (the "Purchase Price"). The Partner receiving the Offer shall have a period of two (2) months to accept the Offer to sell at the Sales Price or, in the alternative, to require that the Offering Partner sell its interest to the other Partner at the Purchase Price. The Partner receiving the Offer shall give written notice ("Notice of Election") of its acceptance of the Offer to sell or purchase to the Offering Partner within two
(2) months of the receipt of the Offer. Failure to give the Notice of Election within such two (2) month period shall constitute an acceptance of the Offer to sell to the Offering Partner on the terms set forth in the Offer, and for purposes of Section 12.3(f) shall be treated as the giving of a Notice of Election at the end of such two (2) month period. The closing of the transaction for the sale or purchase of the Joint Venture interest shall occur not later than six (6) months after the Notice of Election or at such other time as may be required by the Nevada Gaming Authorities. Subject to any agreements to which the Joint Venture is a party, the Partner purchasing the Joint Venture interest pursuant to this Section 12.2 (the "Purchasing Partner") shall be entitled to encumber the Joint Venture property in order to finance the purchase, provided that the other Partner (the "Selling Partner") shall have no liability, contingent or otherwise, under such financing. The Purchasing Partner may assign all or part of its right to purchase the Joint Venture interest of the Selling Partner to an Affiliate of the Purchasing Partner, provided that no such assignment shall relieve the Purchasing Partner of its obligations under this
Section 12 in the event of a default by such Affiliate. In the event of such an assignment, references in this Section 12 to the Purchasing Partner shall include, where the context permits, such Affiliate.

12.3     Closing.
         -------

         (a) At the closing of a transaction pursuant to this Section 12, the Partners shall execute such documents and instruments of conveyance as may be necessary or appropriate to confirm the transaction contemplated hereby, including, without limitation, the transfer of the Joint Venture interest of the Selling Partner and the assumption by the Purchasing Partner of the Selling Partner's obligations under the Agreement (other than any liability for past breaches of the Agreement). The reasonable costs of such transfer and closing, including, without limitation, attorneys' fees and filing fees, shall be divided equally between the Purchasing and Selling Partners.

         (b) The closing of the purchase and sale of the Partner's interest shall be subject to the approval of the Nevada Gaming Board and Commission. The Purchasing Partner shall file all necessary applications for approval of the transaction with the Nevada Gaming Board and Commission within sixty (60) days after the Notice of Election. The Purchasing Partner shall pay all costs and fees in connection with the approval of the Nevada Gaming Board and Commission.

         (c) At the close of the transaction contemplated under the provisions of Section 12.2, the Selling Partner shall assign to the Purchasing Partner all of the interest of the Selling Partner in the Joint Venture, free and clear of all liens, claims and encumbrances, and shall execute and deliver to the Purchasing Partner an amended Certificate of Fictitious Name (or cancellation thereof), together with all other documents as may be reasonably required to give effect to the transfer of the Selling Partner's interest in the Joint Venture. In connection with such transfer, the Partners shall take all necessary action to discharge or release any Affiliate of the Selling Partner from any guarantee of any debt of the Joint Venture, but only if the Purchasing Partner expressly consented to the guaranty by the Affiliate.

         (d) The Purchasing Partner shall use its best efforts to use the assets of the Joint Venture to discharge all loans and other indebtedness, liabilities or other obligations of the Joint Venture (but shall not be required to prepay any obligations under any permanent loans secured by the Joint Venture property) for which the Selling Partner has any personal or corporate liability or otherwise obtain the release of the Selling Partner from any such liability.

         (e) The Purchasing Partner shall indemnify and hold harmless the Selling Partner from all indebtedness, liabilities and other obligations of the Joint Venture, whether the same arose prior to or after the purchase, except that such indemnification shall not apply to liabilities, if any, of the Joint Venture which were created by the Selling Partner while acting in fraud of either the Joint Venture or the rights of the Purchasing Partner or in violation of the terms of this Agreement.

         (f) Beginning with the day on which the Partner receiving the Offer gives the Notice of Election (the "Election Date"), the Percentage Interest of the Selling Partner shall be reduced to zero percent and no allocations of income, loss or other items (other than allocations of taxable income or loss pursuant to Section 704(c)) shall be made to the Selling Partner with respect to periods following the Election Date; provided, for greater clarity, that such change in the Percentage Interests shall not affect the determination of the Sales Price or the Purchase Price. From and after the Election Date, no distributions shall be made by the Joint Venture to the Selling Partner, except as provided in this Section 12.3(f). On the later of ten (10) business days following the Notice of Election or the end of the earliest Estimated Tax Period that includes the date of the Notice of Election, the Joint Venture shall distribute to the Selling Partner an amount equal to (i) the taxable income, if any, allocated to the Selling Partner for federal tax purposes for the calendar year including such Estimated Tax Period (other than allocations of taxable income or loss pursuant to Section 704(c)), (ii) multiplied by the maximum marginal federal income tax rate applicable to individuals for such period (if the Selling Partner is an individual or is a pass-through entity the income of which is taxable to individuals) or the maximum marginal federal income tax rate applicable to corporations for such period (if the Selling Partner is taxed as a Subchapter C corporation, or is a pass-through entity the income of which is taxable to an entity that is taxed as a Subchapter C corporation); provided,
                                                                   --------
however, that if the State of Nevada enacts an income tax (including any
-------
franchise tax based on income) that is effective for such Estimated Tax Period, the tax rate shall be increased by the effective increase in the combined maximum income tax applicable to the Selling partner (after reduction for the federal tax benefit for the deduction of state taxes), and (iii) reduced by any prior distributions to the Selling Partner pursuant to Section 4.1(a) with respect to the calendar year including such Estimated Tax Period. Allocations shall be made with respect to the period ending on the Election Date by means of a closing of the books of the Joint Venture as of the close of business on the

Election Date. After an Offer has been made, and until the Election Date, the Joint Venture shall provide each Partner with five (5) business days notice of any distribution to be made pursuant to Section 4.1(b), above.

                                   Section 13

                           DISSOLUTION AND WINDING UP
                           --------------------------

13.1   Liquidating Events. The Joint Venture shall dissolve and commence winding
       ------------------
up and liquidating upon the first to occur of any of the following ("Liquidating Events"):

       (a)   January 1, 2053;

       (b) The sale of all or substantially all of the property of the Joint Venture;

       (c) The unanimous vote of the Partners to dissolve, wind up, and liquidate the Joint Venture;

       (d) The happening of any other event that makes it unlawful or impossible to carry on the business of the Joint Venture;

       (e) The occurrence of an Event of Bankruptcy (as defined in Section 14.1) of a Partner; or

       (f) The Partners are unable to agree upon a replacement Managing Partner as provided in Section 5.4.

       The Partners hereby agree that, notwithstanding any provision of the Act, the Joint Venture shall not dissolve prior to the occurrence of a Liquidating Event. If it is determined by a court of competent jurisdiction that the Joint Venture has dissolved prior to the occurrence of a Liquidating Event, the Partners hereby agree to continue the business of the Joint Venture without a winding up or liquidation.

13.2   Winding Up. Upon the occurrence of a Liquidating Event, the Joint Venture
       ----------
shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, winding up the Joint Venture's business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the Joint Venture property has been distributed pursuant to this Section and the Joint Venture has terminated. The Managing Partner shall be responsible for overseeing the winding up and liquidation of the Joint Venture, shall take full account of the Joint Venture's liabilities and assets, shall cause the assets to be liquidated as promptly as is consistent with obtaining the fair market value thereof, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

       (a) First, to the payment and discharge of all of the Joint Venture's debts and liabilities to creditors other than Partners;

       (b) Second, to the payment and discharge of all of the Joint Venture's debts and liabilities to Partners; and

       (c) The balance, if any, to the Partners in the amount of their respective Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods or portions thereof.

       The Managing Partner shall not receive any additional compensation for any services performed pursuant to this Section, but shall be entitled to reimbursement for all reasonable out-of-pocket costs and expenses incurred in connection therewith. Each Partner understands and agrees that by accepting the provisions of this Section setting forth the priority of the distribution of the assets of the Joint Venture to be made upon its liquidation, such Partner expressly waives any right which it, as a creditor of the Joint Venture, might otherwise have to receive distributions of assets pari passu with the other creditors of the Joint Venture in connection with a distribution of assets of the Joint Venture, and hereby subordinates to said creditors any such right.

       Any gains or losses on the disposition of properties of the Joint
Venture in the process of liquidation shall be credited or charged to the Partners in accordance with the Addendum hereto. Any property distributed in kind in the liquidation shall be valued by agreement of the Partners and treated as though the property were sold and the cash proceeds distributed. The difference between the agreed value of the property distributed in kind and its book value shall be treated as a gain or loss on sale of the property and shall be credited or charged to the Partners in accordance with the Addendum hereto.

13.3   Compliance with Certain Requirements of Regulations. In the event the
       ---------------------------------------------------
Joint Venture is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Section to the Partners who have positive Capital Accounts in compliance with Regulations
Section 1.704-1(b)(2)(ii)(b)(2).

       It is the expectation of the Partners that, as a result of the operation of the provisions of this Agreement for allocation of income and loss, distributions pursuant to Section 4.1, and keeping of Capital Accounts, upon a liquidation of the Joint Venture (including a deemed liquidation pursuant to the provisions of Section 12.2), the Capital Account of E will exceed the capital account of C by $10 million and E receive $10 million more than C pursuant to
Section 13.2(c) (or if the Capital Account of E has been reduced at the time of the liquidation to an amount less than $10 million, and the Capital Account of C is zero or less, then E will receive all distributions made pursuant to Section 13.2(c)). Accordingly, the Partners agree that this Agreement shall be interpreted consistently with such expectation.

13.4   Reserve for Contingent and Unforeseen Liabilities. In the discretion of
       -------------------------------------------------
the Managing Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Section 13 may be:

        (a) distributed to a trust that qualifies as a "liquidating trust" for federal income tax purposes established for the benefit of the Partners for the purposes of liquidating Joint Venture assets, collecting amounts owed to the Joint Venture, and paying any contingent or unforeseen liabilities or obligations of the Joint Venture or of the Partners arising out of or in connection with the Joint Venture. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Managing Partner, in the same proportions as the amount distributed to such trust by the Joint Venture would otherwise have been distributed to the Partners pursuant to this Section; or

        (b) withheld to provide a reasonable reserve for Joint Venture liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Joint Venture, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

13.5    Rights of Partners. Except as otherwise provided in this Agreement, (a)
        ------------------
each partner shall look solely to the assets of the Joint Venture for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Joint Venture and (b) no Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

13.6    Notice of Dissolution. In the event a Liquidating Event occurs, the
        ---------------------
Managing Partner shall, within thirty (30) days thereafter, (a) provide written notice thereof to each of the Partners and to all other parties with whom the Joint Venture regularly conducts business (as determined in the discretion of the Managing Partner), and (b) publish notice of such dissolution in a newspaper of general circulation in each place in which the Joint Venture regularly conducts business.

                                   Section 14

                     BANKRUPTCY OR DISSOLUTION OF A PARTNER
                     --------------------------------------

14.1    Event of Bankruptcy. Considering the personal nature of the relationship
        -------------------
between the Partners of this Joint Venture, upon occurrence of an Event of Bankruptcy with respect to a Partner, the remaining Partner shall have the right and option to dissolve and liquidate the Joint Venture in accordance with
Section 13 of this Agreement.

        For the purposes of this Agreement, any of the following shall constitute an "Event of Bankruptcy" with respect to the Partner involved:

        (i) the filing of an involuntary petition under the United States Bankruptcy Act or any other United States or state bankruptcy statute, as now in effect or as hereafter amended, against a Partner, which involuntary petition is not dismissed within 120 days after the filing thereof;

        (ii) the commencement by a Partner of any proceeding of any type under the United States Bankruptcy Act or any other United States or state bankruptcy statute; or

        (iii) if a Partner makes an assignment for the benefit of creditors, or allows the appointment of a receiver, trustee, conservator or liquidator of all or any portion of the Partner or its assets.

14.2    Status of Bankruptcy Assignee. After the date of an Event of Bankruptcy,
        -----------------------------
the successor to the bankrupt Partner shall be considered an assignee of the bankrupt Partner's interest in the Joint Venture but shall not be entitled to interfere or participate in management or administration of the Joint Venture business or affairs, to receive or require information or an accounting with respect to the Joint Venture transactions or to inspect the books of the Joint Venture; provided, however, that the successor to the bankrupt Partner's
         --------  -------
interest in the Joint Venture may inspect the books of the Joint Venture at reasonable times with reasonable notice for the sole purpose of assuring that the successor receives the appropriate distribution of profits and losses.

                                   Section 15

                                  MISCELLANEOUS
                                  -------------

15.1    Notices. Unless otherwise provided, all notices, demands or other
        -------
communications hereunder shall be in writing and shall be deemed to have been given or submitted upon personal delivery or upon deposit in the United States mail by certified or registered mail, postage prepaid, with return receipt requested and addressed as follows:

        (a)            If to C, at     Galleon, Inc.
                                       3950 Las Vegas Blvd. South
                                       Las Vegas, Nevada 89119
                                       Attention: General Counsel

        (b)            If to E, at     Eldorado Limited Liability Company
                                       c/o Eldorado Hotel Casino
                                       345 N. Virginia Street
                                       P.O. Box 3399
                                       Reno, Nevada 89505

                       with a copy to:

                                       McDonald, Carano, Wilson, McCune, Bergin,
                                       Frankovich & Hicks
                                       P.O. Box 2670
                                       Reno, Nevada 89505

Notices shall be deemed received upon personal delivery or three (3) days following deposit in the mail, if sent through the mail. Each Partner may designate, from time to time, another address in place of the address hereinabove set forth by notifying the other Partners of the new address in writing.

15.2    Binding Effect.  Except as otherwise provided in this Agreement, every
        --------------
covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the

Partners and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

15.3  Time.  Time is of the essence with respect to this Agreement.
      ----

15.4  Headings. Section and other headings contained in this Agreement are for
      --------
reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

15.5  Severability. Every provision of this Agreement is intended to be
      ------------
severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

15.6  Further Action. Each Partner agrees to perform all further acts and
      --------------
execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

15.7  Attorneys' Fees. In case of any action or proceeding to compel compliance
      ---------------
with, or for a breach of, the provisions of this Agreement, the prevailing party shall be entitled to recover all costs of such action or proceeding, including, but not limited to, reasonable attorneys' fees and court costs as determined by the court.

15.8  Governing Law. The laws of the State of Nevada shall govern the validity
      -------------
of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

15.9  Loans. Any Partner may, only with the approval of the Partners or as
      -----
provided by this Agreement, lend or advance money to the Joint Venture; provided, however, that a Partner may make a loan to the Joint Venture without the approval of the other Partner if (i) the Partner making such loan provides ten (10) business days notice to the other Partner of the proposed amount and terms of the loan, and within such ten day notice period the other Partner does not agree in writing that both Partners shall make such loan in an amount pro rata to the Partners' Percentage Interests; (ii) the terms of the loan are reasonable in light of the circumstances in which it is proposed; and (iii) the Partner proposing the loan has made reasonable efforts to arrange financing for the Joint Venture from a third party. If any Partner shall make any loan or loans to the Joint Venture or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Joint Venture, but shall be a debt due from the Joint Venture. The amount of any such loan or advance by a lending Partner shall be repaid in accordance with its terms or, after a Liquidating Event, as provided in Section 13.2. Except as otherwise provided herein, none of the Partners shall be obligated to make any loan or advance to the Joint Venture.

     IN WITNESS WHEREOF, the parties have entered into this Agreement on the 22nd of April, 2002, effective as of January 1, 2001.

ELDORADO LIMITED LIABILITY COMPANY                  GALLEON, INC.
a Nevada limited liability company                  a Nevada corporation

By:   ELDORADO RESORTS LLC                          By: /s/ Glenn W. Schaeffer
                                                        -----------------------
                                                           Its President

      Its Managing Member

      By: /s/ Donald L. Carano
         --------------------------------
           Donald L. Carano, Presiding Manager

      By:   RECREATIONAL ENTERPRISES,
                   INC., MANAGER

      By: /s/ Donald L. Carano
         --------------------------------
      Its  President

      and

      By:   HOTEL CASINO MANAGEMENT, INC.
            MANAGER

      By: /s/ Raymond J. Poncia, Jr.
         --------------------------------
      Its  President

                                    Addendum

                                   ALLOCATIONS

Terms not otherwise defined herein or in the Amended and Restated Agreement have the meanings set forth in Section A1.2(i).

A1.1   Allocations of Net Profits and Net Losses. For each taxable year or portion thereof, Net Profits and Net Losses shall be allocated among the Partners in accordance with their Percentage Interests.

A1.2   Special Allocations. The following special allocations shall be made in
       -------------------
the following order:

       (a)   Minimum Gain Chargeback. Except as otherwise provided in Section
             -----------------------
1.704-2(f) of the Income Tax Regulations promulgated under the Code, as amended from time to time ("Regulations"), notwithstanding any other provision of this Agreement, if there is a net decrease in Minimum Gain during any fiscal year, each Partner shall be specially allocated items of Joint Venture income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decrease in Minimum Gain, determined in accordance with Regulations Section 1.704-2(f) and (g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section A1.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-1(f) of the Regulations and shall be interpreted consistently therewith.

       (b)   Partner Nonrecourse Debt. Any item of Joint Venture loss, deduction
             ------------------------
or Section 705(a)(2)(B) expenditure that is attributable to Partner Nonrecourse Debt shall be allocated to the Partner or Partners that bear the economic risk of loss with respect to such Partner Nonrecourse Debt in accordance with Regulations Section 1.704-2(i). Notwithstanding any other provisions of this Agreement except Section A1.2(a) hereof, if there is a net decrease during any fiscal year in the minimum gain attributable to a Partner Nonrecourse Debt (within the meaning of Regulations Section 1.704-2(i)(3)), then any Partner with a share of the minimum gain attributable to such Partner Nonrecourse Debt at the beginning of such fiscal year shall be allocated items of Joint Venture income and gain for such fiscal year (and, if necessary, for subsequent fiscal years) equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain as provided in Regulations Section 1.704-2(i)(4).

       (c)  [Intentionally left blank]

       (d)   Allocations Relating to Taxable Issuance of Joint Venture
             ---------------------------------------------------------
Interests. Any income, gain, loss or deduction realized by the Joint Venture as
---------
a direct or indirect result of the issuance of an interest in the Joint Venture to a Partner (the "Issuance Items") shall be allocated among the Partners so that, to the extent possible, the net amount of such Issuance

Items, together with all other allocations under this Agreement to each Partner, shall be equal to the net amount that would have been allocated to each such Partner if the Issuance Items had not been realized.

       (e)   Limitations on Allocation of Losses. Notwithstanding the provisions
             -----------------------------------
of this section, in no event shall any allocation of Net Losses (or any other loss, deduction or Section 705(a)(2)(B) expenditure) to any Partner cause such Partner to have or increase a deficit balance in its Capital Account. If Net Loss (or items thereof) are reallocated under this Section A1.2(e), subsequent allocations of Profits and Losses shall be made so that, to the extent possible, the net amount allocated under this Section A1.2(e) equals the amount that would have been allocated to each Partner if no reallocation had occurred under this Section A1.2(e).

       (f)   Qualified Income Offset. If a Partner receives an adjustment,
             ------------------------
allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which creates or increases a deficit balance (taking into account distributions, other than distributions in liquidation of the Joint Venture, reasonably expected to be made) in the Partner's Capital Account (as provided in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or
(6)), the Managing Partner shall allocate items of income or gain (as those terms are used in Regulations Section 1.704-1(b)(2)(ii)(d)) to such Partner in an amount and manner to eliminate the Partner's Capital Account deficit attributable to such adjustment, allocation or distribution as quickly as possible to the extent required by the "qualified income offset" provisions of such Regulations.

       (g)   Capital Account Deficits. For purposes of determining whether a
             ------------------------
Partner has a deficit balance in its Capital Account in applying Sections A1.2(a), A1.2(b), A1.2(e) and A1.2(f) hereof, there shall be added to each Partner's Capital Account any amount such Partner is obligated to restore to its Capital Account under Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such fiscal year in Minimum Gain and Partner Nonrecourse Debt Minimum Gain.

       (h)   [Intentionally left blank]

       (i)   Definitions. For purposes of this Agreement, the following terms
             -----------
shall have the following meanings:

             "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

             "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows: (a) the initial Gross Asset Value of any asset contributed by a Partner to the Joint Venture shall be the gross fair market value of such asset, as determined by the Partners; and (b) the Gross Asset Value of all assets whose Gross Asset Value has been adjusted pursuant to Section A1.5(a) hereof shall be adjusted pursuant to the last sentence of Section A1.5(a) hereof. It is intended that Gross Asset Value of an asset be commensurate with its "book value" as determined under Regulations Section 1.704-1(b).

       "Losses" means, for each taxable year or other period, an amount equal to the Joint Venture's items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

             (a) Any expenditures of the Joint Venture described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i) , and not otherwise taken into account in computing Loss, will be considered an item of Loss;

             (b) Loss resulting from any disposition of Joint Venture property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of such property, notwithstanding that the adjusted tax basis of such property may differ from its Gross Asset Value;

             (c) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

             (d) Any items of deduction and loss comprising Regulatory Allocations (as defined in Section A1.3) shall not be considered in determining Loss; and

             (e) Any decrease to Capital Accounts as a result of any adjustment to the Gross Asset Value of Joint Venture assets pursuant to Treasury Regulation Section 1.704-1(b)(2) (iv)(f), (g) or (m) and Section A1.5 hereof shall constitute an item of Loss.

             "Minimum Gain" means "partnership minimum gain" as defined in Regulations Section 1.704-2(d).

             "Net Loss" means, for any period, the excess of Losses over Profits, if applicable, for such period.

             "Net Profit" means, for any period, the excess of Profits over Losses, if applicable, for such period.

             "Partner Nonrecourse Debt" means "partner nonrecourse debt" as defined in Regulations Section 1.704-2(b)(4).

                  "Partner Nonrecourse Debt Minimum Gain" means Minimum Gain attributable to Partner Nonrecourse Debt.

                  "Profits" means, for each taxable year or other period, an amount equal to the Joint Venture's items of taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

                  (a) Any income of the Joint Venture that is exempt from
              federal income tax and not otherwise taken into account in computing Profit will be added to Profit;

                  (b) Gain resulting from any disposition of Joint Venture
              property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of such property, notwithstanding that the adjusted tax basis of such property may differ from its Gross Asset Value;

                  (c) Any items of deduction and loss comprising Regulatory Allocations (as defined in Section A1.3) shall not be considered in determining Profit; and

                  (d) Any increase to Capital Accounts as a result of any
              adjustment to the Gross Asset Value of Joint Venture assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f), (g) or (m) and Section A1.5(a) hereof shall constitute an item of Profit.

A1.3     Curative Allocations. The allocations set forth in Sections A1.2(a),
         --------------------
A1.2(b), A1.2(e) and A1.2(f) hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, over the life of the Joint Venture all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Joint Venture income, gain, loss, or deduction pursuant to this Section A1.3. Therefore, notwithstanding any other provision of this Agreement (other than the Regulatory Allocations), the Managing Partner shall make such offsetting special allocations of Joint Venture income, gain, loss or deduction so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Joint Venture items were allocated pursuant to Section A1.1 hereof. In making allocations under this Section A1.3, the Managing Partner shall take into account future Regulatory Allocations under Section A1.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section A1.2.

A1.4     Code Section 704(c) Allocations.
         -------------------------------

         (a) Solely for federal income tax purposes and not with respect to determining any Partner's Capital Account, distributive share of profit or losses, distributions or other items, a Partner's distributive share of income, gain, loss or deduction with respect to any property (other than money) contributed to the Joint Venture shall be determined in accordance with Code Section 704(c) and Regulations thereunder.

         (b) For purposes of allocation of income, gain, loss, or deduction under Code Section 704(c), the Joint Venture adopts the "traditional method with curative allocations" as identified in Regulations Section 1.704-3(c).

         (c) In the event the Gross Asset Value of any Joint Venture property is adjusted (other than for Depreciation) subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property and its Gross Asset Value in the same manner as under Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocation shall be made in a manner that reasonably reflects the purpose and intention of this Agreement.

A1.5     Other Allocation Rules.
         ----------------------

         (a) The Gross Asset Values of all Joint Venture assets may be adjusted by the Managing Partner, after consultation with the other Partner, in accordance with Regulations Section 1.704-1(b)(2)(iv) to equal their respective gross fair market values as reasonably determined by the Managing Partner as of the following times: (i) the acquisition of an additional interest in the Joint Venture by any new or existing Partner in exchange for more than a de minimis capital contribution; (ii) the distribution by the Joint Venture to a retiring or continuing Partner as consideration for an interest in the Joint Venture of more than a de minimis amount of money or other Joint Venture property; and
(iii) the liquidation of the Joint Venture. In such event, if the Gross Asset Value of an asset does not equal its adjusted basis for federal income tax purposes, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

         (b) The Partners are aware of the income tax consequences of the allocations made by this section and agree to be bound by the provisions of this section in reporting their shares of Joint Venture income and loss for income tax purposes.

         (c) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Partner using any permissible method under Code Section 706 and the Regulations thereunder.

                                    EXHIBIT A
                 CAPITAL ACCOUNT BALANCES AS OF JANUARY 1, 2001


--------------------------------------------------------------------------------
Partner                            Capital Account as of January 1, 2001
--------------------------------------------------------------------------------
E                                  $65,657,230
--------------------------------------------------------------------------------
C                                  $67,759,879
--------------------------------------------------------------------------------